                                                                  EXHIBIT 12.1
                            Lam Research Corporation
               Computation of Ratio of Earnings to Fixed Charges
                       (In thousands, except ratio data)
                                   Pro Forma

                                                                         Year ended
                                               ----------------------------------------------------------------
                                                                   June 30,                          June 25,
                                                 1996         1997         1998          1999         2000
                                               ----------------------------------------------------------------
CONSOLIDATED EARNINGS
Income (loss) before taxes (1)**                  216,399      (60,859)     (179,125)    (112,913)     236,813
Fixed Charges per below                            22,576       24,650        37,208       33,958       33,168
                                               ----------------------------------------------------------------
                                                  238,975      (36,209)     (141,917)     (78,955)     269,981
                                               ----------------------------------------------------------------
FIXED CHARGES
Interest expense                                    8,051        5,222        17,102       18,368       18,705
Interest portion of annual rent expense            14,525       19,428        18,606       13,790       12,513
Amortization of Debenture Costs                         -            -         1,500        1,800        1,950
                                               ----------------------------------------------------------------
                                                   22,576       24,650        37,208       33,958       33,168
                                               ----------------------------------------------------------------
Earnings to fixed charges (deficit) ratio (2)        10.6         (1.5)         (3.8)        (2.3)         8.1
                                               ================================================================

**Includes Ontrak Income before taxes for FY96 & FY97

                                            Nine Months Ended
                                          -----------------------
                                           March 26,    March 25,
                                             2000         2001(3)
                                          -----------------------
CONSOLIDATED EARNINGS
Income (loss) before taxes                  148,033      262,832
Fixed Charges per below                      24,327       28,801
                                          -----------------------
                                            172,360      291,633
                                          -----------------------

FIXED CHARGES
Interest expense                             13,237       15,374
Interest portion of annual rent expense       9,740       12,227
Amortization of Debenture Costs               1,350        1,200
                                          -----------------------
                                             24,327       28,801
                                          -----------------------
Earnings to fixed charges (deficit) ratio       7.1         10.1
                                          =======================

(1) During fiscal 1997, Lam recorded one-time charges and other significant adjustments totaling approximately $78 million on a pre-tax basis for restructuring costs; inventory, product warranty and other adjustments; and bad debt reserves. During fiscal 1998, Lam recorded one-time charges and other significant adjustments totaling approximately $167 million on a pre-tax basis for restructuring and merger costs. During fiscal 1999, Lam recorded restructuring charges of $53.4 million.

(2) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, including capital leases, amortization of debenture costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor in rent expense.

(3) On a restated basis, reflecting the application of SAB 101 since the beginning of fiscal 2001, the ratio of earnings to fixed charges was 6.8 for the nine months ended March 25, 2001. As restated for SAB 101, consolidated earnings before taxes is $165.5 million. Fixed charges are not impacted by the application of SAB 101.